FOR IMMEDIATE RELEASE February 11, 2026 The Marzetti Company Appoints Greg Hughes to Board of Directors WESTERVILLE, Ohio – The Marzetti Company (Nasdaq: MZTI) announced today that Greg Hughes has been appointed to the Company’s Board of Directors. Mr. Hughes is President and Chief Executive Officer of Suntory Global Spirits, a role he has held since 2023. He joined the company in 2015 and prior to being named President and CEO, he held roles as Chief Growth and Brands Officer, President of North America, and General Manager of North America. He previously held leadership roles with Kraft and Bel Brands. “We are thrilled to welcome Greg to the Marzetti Board,” said Alan Harris, Chairman. “His experience leading food and beverage companies will be a tremendous asset to the organization. He has a deep understanding of marketing, brand development and operational excellence, which will benefit the Board and Management as The Marzetti Company continues to execute its growth strategy.” Mr. Hughes earned his Bachelor of Arts from The University of Kansas and his MBA from Northwestern University Kellogg School of Management. About The Marzetti Company: The Marzetti Company manufactures and sells specialty food products. Our retail brands include Marzetti® dressings and dips, New York Bakery™ garlic breads, and Sister Schubert’s® dinner rolls, in addition to exclusive license agreements for Olive Garden® dressings, Chick-fil-A® sauces and dressings, Buffalo Wild Wings® sauces, Arby’s® sauces, Subway® sauces, and Texas Roadhouse® steak sauces and frozen rolls. Our foodservice business supplies sauces, dressings, breads, and pasta to many of the top restaurant chains in the United States. Exhibit 99.1

At Marzetti, our mission is to make every meal better through high-quality, flavorful food. Led by our purpose, to nourish growth with all that we do, our 3,700 team members are dedicated to creating great tasting food and cultivating deep and lasting relationships. To learn more, please visit www.marzetticompany.com. # # # Media Contact: Alysa Spittle alysa.spittle@marzetti.com Investor Contact: Dale Ganobsik dale.ganobsik@marzetti.com